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                                                                     EXHIBIT 3.1


                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                           VARCO INTERNATIONAL, INC.

     Richard A. Kertson and Donald L. Stichler certify that:

     1. They are the duly elected and acting Vice President-Finance and Secretary, respectively, of Varco International, Inc., a California corporation (the "Company").

     2. The Articles of Incorporation of the Company are amended and restated to read in full as follows:

                                     Name

     One:   The name of the corporation is:
                          Varco International, Inc.

                                    Purpose

     Two: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated under the California Corporations Code.

                               Authorized Shares

     Three: This corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock," referred to herein as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The number of shares of Common Stock is eighty million (80,000,000) and the number of shares of Preferred Stock is ten million (10,000,000). The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such

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            series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

                                   Election

     Four: The corporation elects to be governed by all of the provisions of Division 1 of Title 1 of the California Corporations Code (as amended by act of the California Legislature, 1975-1976 regular session, effective January 1, 1977, as defined in Section 2300 of the California General Corporation Law) and not otherwise applicable to the corporation under Chapter 23 of said Division 1.

     Five:       (a) Limitation of Directors' Liability. The liability of the
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            directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                 (b) Indemnification of Corporate Agents. This corporation is
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            authorized to provide indemnification of agents (as defined in
            Section 317 of the California Corporations Code) by bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this corporation and its stockholders.

                 (c) Repeal or Modification. Any repeal or modification of the
                     ----------------------
            foregoing provisions of this Article Five by the shareholders of this corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of such repeal or modification.

     3. The amendment and restatement set forth herein have been duly approved by the Board of Directors of the Company.

     4. The Certificate of Determination for the series of Preferred Stock designated as "$2.00 Cumulative Convertible Preferred Stock, Series A" (the "Series A Preferred Stock") provides that upon the acquisition thereof by the Company, shares of Series A Preferred Stock shall be returned to the status of authorized but unissued shares of Preferred Stock and, accordingly, shares so acquired may not be reissued as shares of Series A Preferred Stock. All of the authorized shares of the Series A Preferred Stock have been acquired by the Company. Accordingly, all statements of the rights, preferences, privileges, and restrictions relating solely to the Series A Preferred Stock have been eliminated from the Articles of Incorporation in the foregoing amendment and restatement. The foregoing is the only amendment to the Articles of Incorporation effected by
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the amendment and restatement set forth herein. The foregoing amendment is one which may be adopted with approval of the Board of Directors alone pursuant to the provisions of Section 510(b) of the California Corporations Code.


     IN WITNESS WHEREOF, the undersigned have executed this Certificate on May 18, 1995.

                                                 /s/ RICHARD A. KERTSON
                                                 ----------------------------
                                                     Richard A. Kertson
                                                     Vice President-Finance

                                                 /s/ DONALD L. STICHLER
                                                 ----------------------------
                                                     Donald L. Stichler
                                                     Secretary


     The undersigned, Richard A. Kertson and Donald L. Stichler, the Vice President-Finance and Secretary, respectively, of Varco International, Inc., each declares under penalty of perjury that the matters set forth in the foregoing Certificate are true of his own knowledge.


     Executed at Orange, California on May 18, 1995.

                                                 /s/ RICHARD A. KERTSON
                                                 ----------------------------
                                                     Richard A. Kertson
                                                     Vice President-Finance

                                                 /s/ DONALD L. STICHLER
                                                 ----------------------------
                                                     Donald L. Stichler
                                                     Secretary